Exhibit 99.1
News Release

JLL Income Property Trust
Appoints Industry Veteran Robin Zeigler to Board of Directors

Chicago (July 28, 2021) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with $3.7 billion in portfolio assets, today announced its Board of Directors voted unanimously to increase the number of directors by one to a total of eight. Additionally, the Board voted to appoint industry veteran Robin Zeigler to fill the newly created vacancy as an Independent Director. Zeigler’s tenure on the Board is effective as of July 26th. The addition of Zeigler adds depth of real estate knowledge and expertise to the Board.

Zeigler brings 25 years of wide-ranging real estate experience to the Board and will work with other Directors to oversee the Fund’s strategy. She currently serves as the Chief Operating Officer of Cedar Realty Investment Trust, a publicly traded REIT on the New York Stock Exchange, where she is responsible for the trust’s 7 million square feet of grocery-anchored shopping centers as well as the redevelopment of its mixed-use assets. Previously, she served as Executive Vice President, Head of Operations of Penzance, a commercial real estate investment company and as Chief Operating Officer, Mid Atlantic Region of Federal Realty Investment Trust. Robin is also a current member of the Board of Directors of NETSTREIT, the ICSC Foundation and serves as an ICSC Trustee.
Robin Zeigler

“Robin is an excellent addition to our Board, and brings a level of real estate expertise and board governance experience that will add to our already strong roster of independent and affiliated directors,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “As Income Property Trust approaches its nine-year anniversary, adding world-class real estate professionals who bring diverse backgrounds and experience to our Board is critical for us to maintain our market leadership position as a daily NAV REIT.”

Added Zeigler, “I am thrilled to join JLL Income Property Trust and work with its esteemed Board members. This is an exciting time to be in the NAV REIT space, and I look forward to finding new, creative ways to further drive value for stockholders.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About Jones Lang LaSalle Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and grocery-anchored retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $73 billion of assets in private and public real estate property and debt investments as of Q1 2020. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information please visit http://www.lasalle.com.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com